Exhibit 7.03
[FORM OF] REVOLVING CREDIT PROMISSORY NOTE
(LIBOR/PRIME)

$[ ]	Dated as of January 31, 2008
          For value received, [                    ] (the “Borrower”) hereby promise to pay to the order of JPMorgan Chase Bank, N.A. (the “Bank”) at its office at 345 Park Avenue, New York, New York 10154-1002 for the account of the lending office of the Bank, the principal amount of each loan made by the Bank to the Borrower (the “Loans”), up to an aggregate principal amount of [                    ] Dollars ($[                    ]) (the “Commitment”) on 31 October, 2009 (the “Final Maturity Date”).
          The Borrower promises to pay interest on each Interest Payment Date on the unpaid balance of the principal amount of each such Loan for the period commencing with the date of such Loan and ending on the last day of the Interest Period with respect thereto at either (i) a floating rate per annum equal to the Prime Rate applicable to such Loan plus 0.00% (such Loan a “Prime Loan”), or (ii) a fixed rate per annum equal to the Adjusted Libor Rate applicable to such Loan plus 0.50% (such Loan a “Libor Loan”). After the occurrence of an Event of Default, principal shall bear interest from and including the date of such Event of Default until paid in full at a rate per annum equal to the Default Rate, such interest to be payable on demand. Interest shall be payable on the relevant Interest Payment Date and shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Prior to the Final Maturity Date, subject to the terms of this Note, the Borrower may borrow, repay and reborrow under this Note, up to the aggregate principal amount of the Commitment.
          All payments hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The date, amount, type and Interest Period of, and the interest rate with respect to, each Loan evidenced hereby and all payments of principal thereof shall be recorded by the Bank on its books and at the discretion of the Bank prior to any transfer of this Note at any other time, may be endorsed by the Bank on a schedule. Any such endorsement shall be conclusive absent manifest error. The Bank may (but shall not be obligated to) debit the amount of any payment under this Note that is not made when due to any deposit account of the Borrower with the Bank. In the event that the debited deposit is maintained in a currency other than U.S. dollars, such debit shall be made in an amount which, when converted to U.S. dollars at the Bank’s rate for purchasing such currency with U.S. dollars on the date of such debit, shall yield the amount then due and payable in U.S. dollars to the Bank hereunder. The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.
          1. Definitions. The terms listed below shall be defined as follows:

          “Adjusted Libor Rate” shall mean the Libor Rate for such Loan divided by one minus the Reserve Requirement.
          “Banking Day” shall mean any day on which commercial banks are not authorized or required to close in New York City and whenever such day relates to a Libor Loan or notice with respect to any Libor Loan, a day on which dealings in U.S. dollar deposits are also carried out in the London interbank market.
          “Collateral” shall mean (i) Collateral as defined in each Collateral Agreement and (ii) the Hedge Fund Portfolio.
          “Collateral Agreement” shall mean the Collateral Agreement dated as of October 22, 2007 between the Borrower and the Bank, and each other Collateral Agreement executed respectively by N7 SA de CV and Ixe Banco SA Fideicomiso F/466 and the Bank in support of the Loans.
          “Default Rate” means a rate per annum equal to: (a) if a Prime Loan, a floating rate of 2% above the rate of interest thereon (including any margin); (b) if a Libor Loan, a fixed rate of 2% above the rate of interest in effect thereon (including any margin) at the time of default until the last day of the Interest Period thereof and, thereafter, a floating rate of 2% above the rate of interest for a Prime Loan (including any margin).
          “Event of Default” means an event described in Section 10.
          “Facility Documents” shall mean this Note and any other documents, instruments, or agreements delivered as security or collateral for or a guaranty of, the Loans, or in connection with, or as support for, any of the foregoing, whether by the Borrower or a Third Party, and any updates or renewals thereof.
          “Hedge Fund Portfolio” shall mean the assets held in account number 7450000 at JPMorgan (Suisse) S.A. in the name of N7 S.A. de C.V. pledged in support of the loans, together with all substitutions, replacements and additions from time to time.
          “Interest Payment Date” shall mean (i) the last Banking Day of each calendar quarter for Prime Loans, (ii) on the Maturity Date with respect to Libor Loans (and for any Libor Loan with a Maturity Date later than three months after the date such Libor Loan is made, every three months); and (iii) on any payment of principal.
          “Interest Period” shall mean (i) with respect to a Prime Loan, the period commencing on the date such Prime Loan is made and ending on the earlier of the Final Maturity Date or the date recorded by the Bank on its books or if such day is not a Banking Day, then on the immediately succeeding Banking Day, and (ii) with respect to a Libor Loan, the period commencing on the date such Libor Loan is made and ending on the numerically corresponding day One, Two, Three, Six, Nine or Twelve calendar months thereafter, as recorded by the Bank on its books, or if such day is not a Banking Day, then on the immediately succeeding Banking Day; provided that if such Banking Day would fall in the next calendar month, such Interest Period shall end on the immediately preceding Banking Day; and provided, further, that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month. No Interest Period may extend beyond the Final Maturity Date.
          “Libor Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Banking Days prior to the first day of such Loan for the offering by the Bank to leading banks in the London interbank market of U.S. dollar deposits having a term comparable to such Loan and in an amount comparable to the principal amount of such Loan.
          “Loan Value” means the value assigned by me Bank from time to time, in its sole reasonable discretion, to each item of the Collateral. As of the date of this Note, the Loan Value of:
(i) the ADRs of Desarrolladora Homex S.A. de C.V. (“Homex”) is:

		Per share price at which	Per share price at which
		additional Homex ADRs	Loan Value of Homex
Shares	Loan Value	will have no Loan Value	ADRs equals zero
Homex ADRs	50%	USD42	USD30
(ii) The Hedge Fund Portfolio is 60% provided that it complies with the guidelines stated in Exhibit A.
Notwithstanding the foregoing, the Bank retains the right to determine Loan Value of the Collateral and eligibility of the Collateral.
          “Main Office” shall mean the main office of the Bank, currently located at 1111 Polaris Parkway, Columbus, Ohio 43240.
          “Prime Rate” shall mean the rate of interest per annum announced from time to lime by the Bank as its prime rate. Each change in the Prime Rate shall be effective from and including the date the change is announced as being effective. The Prime Rate is a reference rate and may not be the Bank’s lowest rate.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System.
          “Regulatory Change” shall mean any change after the date of this Note in United States federal, state or municipal laws or any foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Bank, of or under any United States federal, state or municipal laws or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
          “Related Loans” shall mean any and all loans outstanding from time to time secured by the Collateral.

          “Reserve Requirement” shall mean, for any Libor Loan, the average maximum rate at which reserves (including any marginal supplemental or emergency reserves) are required to be maintained during the term of such Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. dollars, or as otherwise established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank is subject, against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the Libor Rate is to be determined or (y) any category of extensions of credit or other assets which include Libor Loans. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Third Party” shall mean any party liable with respect to, or otherwise granting support for this Note, whether by guaranty, subordination, grant of security or otherwise.
          2. Borrowings, Conversions, Renewals and Prepayments. (a) The Borrower shall give the Bank notice of each borrowing request by 12:00 noon New York City time three (3) Banking Days prior to each requested borrowing of a Libor Loan and by 12:00 noon New York City time on the date of each requested borrowing of a Prime Loan; provided that no Libor Loan shall be in a minimum amount less than $500,000; provided, farther, that no Prime Loan shall be in an amount less than $30,000. Subject to the provisions of this Note, the Borrower shall have the right to (i) convert one type of Loan into another type of Loan on the last day of the Interest Period with respect to a Libor Loan or at any time for a Prime Loan, or (ii) renew any Libor Loan as a Libor Loan on the last day of the Interest Period with respect to such Libor Loan; provided that the Borrower shall give the Bank irrevocable notice by 12:00 noon New York City time three Banking Days prior to conversion into or renewal as a Libor Loan, and by 12:00 noon New York City time on or before the date of conversion into a Prime Loan. If the Borrower shall fail to give notice to the Bank of the renewal of any Libor Loan as provided herein, such Libor Loan shall automatically become a Prime Loan on the last day of the Interest Period thereof; provided that the Bank may renew such Loan as a Libor Loan for an Interest Period equal to that then ending, provided that no such renewal shall be made if the number of months in the renewal period is greater than six.
          (b) The Borrower shall have the right to make prepayments of principal at any time or from time to time, provided that: (i) the Borrower shall give the Bank irrevocable notice of each prepayment by 12:00 noon New York City time three Banking Days prior to prepayment of a Libor Loan, and by 12:00 noon New York City time on the date of prepayment of a Prime Loan: (ii) Libor Loans may be prepaid prior to the last day of their Interest Period only if accompanied by payment of the additional compensation calculated in accordance with paragraph 5 below; (iii) all prepayments of Libor Loans shall be in a minimum amount equal to the lesser of $100,000 or the unpaid principal amount of this Note; and (iv) all prepayments of Prime Rate Loans shall be in a minimum amount equal to the lesser of $30,000 or the unpaid principal amount of this Note.
          3. Additional Costs. (a) If as a result of any Regulatory Change which (i) changes the basis of taxation of any amounts payable to the Bank under the Note (other than taxes imposed on the overall net income of the Bank or the lending office by the jurisdictions in which the Main Office of the Bank or the lending office are located) or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessments, minimum capital, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank, or (iii) imposes any other condition affecting this Note, the Bank determines (which determination shall be conclusive absent manifest error) that the cost to it of making or maintaining a Libor Loan is increased or any amount received or receivable by the Bank under this Note is reduced, then the Borrower will pay to the Bank on demand an additional amount that the Bank determines will compensate it for the increased cost or reduction in amount.
          (b) Without limiting the effect of the foregoing provisions of this Section 3 (but without duplication), the Borrower shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Note or thereafter) of any court or governmental or monetary authority of capital in respect of the Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request).
          4. Unavailability, Inadequacy or Illegality of Libor Rate. Anything herein to the contrary notwithstanding, if the Bank determines (which determination shall be conclusive) that:
          (a) quotations of interest rates for the relevant deposits referred to in the definition of Libor Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for a Libor Loan; or
          (b) the definition of Libor Rate does not adequately cover the cost to the Bank of making or maintaining a Libor Loan; or
          (c) as a result of any Regulatory Change (or any change in the interpretation thereof) adopted after the date hereof, the Main Office of the Bank or the lending office is subject to any taxes, reserves, limitations, or other charges, requirements or restrictions on any claims of such office on non-United States residents (including, without limitation, claims on non-United States offices or affiliates of the Bank) or in respect of the excess above a specified level of such claims; or
          (d) it is unlawful for the Bank or the lending office to maintain any Libor Loan at the Libor Rate;
THEN, the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, any existing Libor Loan shall bear interest as a Prime Loan and the Bank shall make no Libor Loans.

          5. Certain Compensation. If for any reason there is a principal payment of a Libor Loan on a date other than the last day of the applicable Interest Period with respect thereto (whether by prepayment, acceleration conversion or otherwise), the Borrower wilt pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any loss, cost or expense which the Bank determines is attributable to such payment.
          6. Currency of Account; Calculation of Equivalents. (a) This Note evidences international loan transactions in which the specification of the currency in which the Loan is denominated and the time and place of payment are of the essence. All payments made shall be made at the office designated by the Bank in New York, New York. The payment obligations of the Borrower shall not be discharged by any amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to U.S. dollars and transferred to New York. New York under normal banking procedures does not yield the amount due hereunder at the designated place of payment.
          (b) The equivalent in U.S. dollars of any such currency shall be determined by using the quoted spot rate at which the Bank offers to exchange U.S. dollars for such currency in London at 11:00 a.m., London lime, two Banking Days prior to the date on which such equivalent is to be determined.
          7. Foreign Taxes. The Borrower agrees to make all payments hereunder free and clear and without reduction for any present or future income, stamp or other taxes, deductions or withholdings (“Foreign Taxes”) (except for taxes imposed on the overall net income of the Bank) levied in connection with this Note or any Facility Document, all of which shall be paid by the Borrower for his own account. In the event that because of any law, treaty, regulation or order or the change in the interpretation of any thereof the Borrower is required to deduct or withhold Foreign Taxes, the Borrower agrees to pay to the Bank such additional amounts as may be necessary so that, after all required deductions or withholdings of Foreign Taxes have been made, the payments received by the Bank pursuant to this Note arc in the same amount that would have been received had not such deduction or withholding been made. The Borrower further agrees that any amount of Foreign Taxes required to be deducted or withheld will be paid to or deposited with the appropriate taxing authority in a timely manner. The Borrower shall provide to the Bank evidence of such payment or deposit within 30 days thereof and shall also provide to the Bank any official tax receipt or other documentation issued by the appropriate taxing authority with respect to the payment or deposit of the deducted or withheld Foreign Taxes. In addition, the Borrower agrees to indemnify and reimburse the Bank on demand for any loss, liability or expense incurred by the Bank as a result of the failure of the Borrower to pay Foreign Taxes when due.
          8. Use of Proceeds. The Borrower understands and agrees that it is the policy of the Board of Governors of the Federal Reserve System that if the lending office for the Loans is the International Banking Facility of the Bank, the proceeds of the Loans may be used only to support the operations outside the United States of the Borrower or its foreign affiliates.
          9. Representations. The Borrower represents and warrants that:

          (a) the Facility Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and subject to the applicability of general principles of equity;
          (b) the execution, delivery and performance by the Borrower of the Facility Documents and all other documents contemplated hereby or thereby, and the use of the proceeds of any of the Loans, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to any Facility Document) to which the Borrower is a party or is bound or by which its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation (including, without limitation. Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;
          (c) no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Borrower of any Facility Document;
          (d) there are no actions, suits, investigations or proceedings pending or threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the Borrower that, if adversely determined, are likely to have a material adverse effect on the prospects or condition of the Borrower, (ii) any material pan of the assets or properties of the Borrower or any part of the collateral (if any) under any Facility Document; or (iii) any of the transactions contemplated in the Facility Documents. There are currently no material judgments entered against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the prospects or condition of the Borrower;
          (e) in the event that the Borrower is a partnership, limited liability partnership, corporation or limited liability company, the Borrower also represents and warrants that it is duty organized, validly existing and in good standing under the taws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to execute, deliver and perform its obligations under the Facility Documents; and
          (f) in the event that the Borrower is a trust, the Borrower also represents and warrants that (i) it is a duly constituted and validly existing trust, (ii) the Borrower has delivered to the Bank a true, complete and accurate copy of the agreement pursuant to which it has been organized and all amendments and modifications thereto, and (iii) the trustees of the Borrower signing this Note have the legal capacity and full power and authority to execute, deliver, and perform their obligations under, and to bind the Borrower to perform its obligations under, the Facility Documents, and to execute and deliver any and all documents and instruments in connection therewith.

Each borrowing request by the Borrower under this Note shall constitute a representation and warranty that the statements above are true and correct both on the dale of such request and on the date of the borrowing. Each borrowing request shall also constitute a representation that no Event of Default under this Note has occurred and is continuing or would result from such borrowing.
          10. Events of Default. If any of the following events of default shall occur (each an “Event of Default”):
          (a) the Borrower shall fail to pay the principal of, or interest on, this Note, or any other amount payable under this Note within 3 days, as and when due and payable;
          (b) any representation or warranty made or deemed made by the Borrower in this Note or by the Borrower or any Third Party in any Facility Document to which it is a party, or in any certificate, document, opinion or financial or other statement furnished under or in connection with a Facility Document, shall prove to have been incorrect in any material respect on or after the date hereof;
          (c) the Borrower or any Third Party shall fail to perform or observe any term, covenant or agreement contained in any Facility Document on its part to be performed or observed;
          (d) the Borrower or any Third Party shall fail to pay when due any of its indebtedness (including, but not limited to, indebtedness for borrowed money) in a principal amount of $250,000 in the aggregate or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise);
          (e) the Borrower or any Third Party: (i) shall generally not or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due; (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial pan of its assets; (iii) shall commence any proceeding under any law relating to bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation: (iv) shall have had any such petition tiled, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of 30 days: (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property; or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);
          (f) the Borrower or any Third Party shall be determined or adjudged incompetent or otherwise incapacitated by a court of competent jurisdiction, die, dissolve or for any reason cease to be in existence or shall merge or consolidate; or if the Borrower or any Third Party is a partnership, limited liability partnership or limited liability company, any general partner, partner or member (other than the spouse of a Third party guarantor), respectively, shall die, dissolve or for any reason cease to be in existence or cease to be a partner or member, as the case may be, or shall merge or consolidate;

          (g) the Borrower or any Third Parry is involved in a governmental proceeding which is likely to result in a forfeiture of all or a substantial part of the Borrower’s or any Third Party’s assets or a material judgment is entered against the Borrower or any Third Party;
          (h) there is, in the reasonable opinion of the Bank, a material adverse change in the business, prospects or financial condition of the Borrower or any Third Party;
          (i) any Facility Document granting a security interest at any time and for any reason shall cease to create a valid and perfected first priority security interest in and to the property purported to be subject to the Facility Document or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of any Facility Document is contested by any party to the Facility Document, or such signatory to the Facility Document denies it has any further liability or obligation under me Facility Document;
          (j) there is a change in the direct or indirect beneficial ownership of the Borrower or any Third Parry other than to another Third party;
          (k) there is a credit downgrade of Desarrolladora Homex S.A.B de C.V. (“Homex”) below B
          (l) there is a de-listing of Homex ADRs
          (m) the Borrower and/or any Third Party fail to furnish a compliance letter to the bank on a quarterly basis stating that the Borrower and/or any Third Party in the aggregate have at least the equivalent of $15,000,000 in liquid assets or 25% of the aggregate liabilities (non-correlated to Homex and T+3)
          (n) the aggregate Loan Value of the Collateral falls below the aggregate amount of outstandings under this Note plus the outstandings under the Related Loans.
THEN, the Bank may, by notice to the Borrower, declare the Commitment terminated and the unpaid principal amount of this Note, accrued interest thereon and all other amounts payable under this Note doe and payable whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that in the case of an event of default described in clause (c) above, the Commitment shall be immediately terminated and the unpaid principal amount of this Note, accrued interest and other amounts payable under this Note shall be immediately due and payable.
          11. Expenses. The Borrower agrees to reimburse the Bank on demand for all costs, expenses and charges (including, without limitation, fees and charges of counsel and costs allocated by internal legal counsel) in connection with the preparation or modification of the Facility Documents, performance or enforcement of the Facility Documents, or the defense or prosecution of any rights of the Bank pursuant to any Facility Documents.
          12. Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of any New York state or United Slates federal court sitting in New York City over any action or proceeding arising out of this Note, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York state or federal court. The Borrower further agrees that any action or proceeding brought against the Bank may be brought only in a New York state or United States federal court sitting in New York county. The Borrower hereby further irrevocably consents to the service of process in any such action or proceeding in either of said courts by mailing thereof by the Bank by registered or certified mail, postage prepaid, to the Borrower at its address specified on the signature page hereof, or at the Borrower’s most recent mailing address as set forth in the records of the Bank.
          The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or proceeding in such state and hereby waives any defense on the basis of an inconvenient forum. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.
          13. Waiver of Jury Trial.
          THE BORROWER AND THE BANK EACH WAIVE AM RIGHT TO JURY TRIAL.
          14. Miscellaneous. (a) The provisions of this Note are intended to be severable. If for any reason any provisions of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.
          (b) No amendment, modification, supplement or waiver of any provision of this Note nor consent to departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (c) No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          (d) As used herein, the term Borrower shall include all signatories hereto, if more than one. In such event, the obligations, representations and warranties of the Borrower hereunder shall be joint and several. This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate any of its obligations hereunder without the prior written consent of the Bank. With the consent of the Borrower, not to be unreasonably withheld, the Bank may assign all or a portion of its rights and obligations under this Note; provided that such consent shall not be required (i) at any time that an Event of Default has occurred and is continuing, (ii) in connection with any assignment to an affiliate of the Bank, or (iii) in connection with any pledge or assignment to secure obligations to a Federal Reserve Bank.

          (e) Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.
          (f) Unless otherwise agreed in writing, notices shall be given to the Bank and the Borrower at their telecopier numbers (confirmed by telephone to their telephone numbers) or addresses set forth in the signature page of this Note, or such other telecopier (and telephone) number or address communicated in writing by either such party to the other. Notices to the Bank shall be effective upon receipt.
          (g) The obligations of the Borrower under Sections 3,5,6,7,8,11,12 and 13 hereof shall survive the repayment of the Loans.
          (h) Bach reference herein to the Bank shall be deemed to include its successors, endorsees, and assigns, in whose favor the provisions hereof shall inure. Each reference herein to the Borrower shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of the Borrower, ail of whom shall be bound by the provisions hereof.
          15. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, provided that such choice of law is not intended to limit the maximum rate of interest which may be charged or collected by the Bank here under if the Bank may, under the laws applicable to it, charge or collect interest at a higher rate than is permissible under the laws of said state.
Address for notices to the
Bank:
JPMorgan Chase Bank, N.A.
345 Park Avenue
New York, New York 10154-1002
Attn: Jorge E. Sosa
Telecopier: 212-464-0901
Telephone: 212-464-0233
By:
[                    ]

Exhibit A

Guidelines for Hedge Fund Portfolio Composition account 7450000 held in JPMorgan Suisse	Guidelines
Portfolio Liquidity

(Minimum %) <= 90 days	10%
(Minimum %) <= 150 days	50%
(Minimum %) <= 275 days	60%
(Minimum %) <= 360 days	84%
Portfolio Diversification (Excluding JPMAAM Funds)

Approved funds (minimum %)	100%
Maximum % per manager	12%
Maximum % 6 largest managers	61%
Minimum number of funds	14
Maximum % per affiliated manager group	15%
Portfolio Strategy (assuming JPMAAM Funds are broken down (Maximums):

Long Snort Equity:	50%
Opportunistic / Macro and CTAs:	45%
Relative Value:	60%
Merger Arbitrage	30%
Distressed	15%
Short Selling	10%
Cash	100%

*	All percentage figures are a percentage of the Hedge fund Portfolio

GUARANTY
          GUARANTY dated as of ___ October, 2007 made by the undersigned (individually, or if more than one, collectively, the “Guarantor”) in favor of JPMorgan Chase Bank, N.A., and/or any of its subsidiaries or affiliates (individually or collectively, as the context may require, the “Bank”).
          PRELIMINARY STATEMENTS: The Bank has entered, or may from time to time enter, into agreements or arrangements with CR1 S.A. de C.V., CR2 S.A. de C.V., CR3 S.A de C.V., CR4 S.A. de C.V. and CR5 S.A. de C.V. (the “Borrower”) providing for credit extensions or financial accommodation to the Borrower of any kind whatsoever including, without limitation, the making of loans, advances or overdrafts, whether or not secured, discount or purchase of notes, securities or other instruments or property, creation of acceptances, issuance or confirmation of letters of credit, guaranties or indemnities, entering into foreign exchange or precious metals contracts or interest rate or currency swap or protection agreements, entering into any other derivative transactions under any ISDA Master Agreement or similar agreements between the Bank and the Borrower, or any other kind of lease, contract or agreement under which the Borrower may be indebted to the Bank in any manner (all of the foregoing agreements or arrangements being the “Facilities” and any writing evidencing, supporting or securing a Facility, including but not limited to this Guaranty, and including as may subsequently be amended or modified, being a “Facility Document”).
          THEREFORE, in order to induce the Bank to extend credit or give financial accommodation under the Facilities, the Guarantor agrees (and if more than one, jointly and severally agrees) as follows:
          Guaranty of Payments. For value received and in consideration of the Facilities extended by the Bank the Guarantor unconditionally and irrevocably guarantees to the Bank that the Borrower will promptly (a) perform and observe every agreement and condition contained in any Facility Document to be performed or observed by the Borrower, and (b) pay all sums now owing or which may in the future be owing by the Borrower under the Facilities, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (the “Liabilities”). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Facility Documents.
          This Guaranty is a guaranty of payment and performance and not of collection only. The Bank shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral. The Guarantor agrees that, as between the Guarantor and the Bank, the Liabilities may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Guarantor for the purposes of this Guaranty.
          Guaranty Absolute. The Guarantor guarantees that the Liabilities shall be performed and paid strictly in accordance with the terms of the Facilities. The liability of the Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the amount, time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or Liability; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Facility Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or Liability; and (e) any other defense, setoff or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Facility Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a guarantor.
          Guaranty Irrevocable. This Guaranty is a continuing guaranty of all Liabilities now or hereafter existing under the Facilities and shall remain in full force and effect until payment in full of all Liabilities and other amounts payable under this Guaranty and until the Facilities are no longer in effect or, if earlier, when the Guarantor has given the Bank written notice that this Guaranty has been revoked; provided that any notice under this Section shall not release the Guarantor from any Liability, absolute or contingent, existing prior to such notice. Such notice shall be effective only after the Bank’s actual receipt of the notice at its address set forth below, and the Bank shall have had a reasonable time to act upon such notice at each of its offices or departments responsible for the Facilities.
          Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by the Bank on the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.
          Subrogation. The Guarantor shall not exercise any rights against the Borrower which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Liabilities have been paid in full and the Facilities are no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guaranty at any time when all the Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Bank and shall be promptly paid to the Bank to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Facilities. If the Guarantor makes payment to the Bank of all or any part of the Liabilities and all the Liabilities are paid in full and the Facilities are no longer in effect, the Bank shall, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Liabilities resulting from the payment.
          Subordination. Without limiting the Bank’s rights under any other agreement, any liabilities owed by the Borrower to the Guarantor in connection with any extension of credit or financial accommodation by the Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of the Borrower to the Guarantor, if the Bank so requests, shall be collected, enforced and received by the Guarantor as trustee for the Bank and shall be paid over to the Bank on account of the Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.
          Foreign Taxes. The Guarantor agrees to make all payments hereunder free and clear and without reduction for any present or future income, stamp or other taxes, deductions or withholdings (“Foreign Taxes”) (except for taxes imposed on the overall net income of the Bank) levied in connection with this Guaranty or any Facility Document, all of which shall be paid by the Guarantor for his own account. In the event that because of any law, treaty, regulation or order or the change in the interpretation of any thereof the Guarantor is required to deduct or withhold Foreign Taxes, the Guarantor agrees to pay to the Bank such additional amounts as may be necessary so that, after all required deductions or withholdings of Foreign Taxes have been made, the payments received by the Bank pursuant to this Guaranty are in the same amount that would have been received had not such deduction or withholding been made. The Guarantor further agrees that any amount of Foreign Taxes required to be deducted or withheld will be paid to or deposited with the appropriate taxing authority in a timely manner. The Guarantor shall provide to the Bank evidence of such payment or deposit within 30 days thereof and shall also provide to the Bank any official tax receipt or other documentation issued by the appropriate taxing authority with respect to the payment or deposit of the deducted or withheld Foreign Taxes. In addition, the Guarantor agrees to indemnify and reimburse the Bank on demand for any loss, liability or expense incurred by the Bank as a result of the failure of the Guarantor to pay Foreign Taxes when due.
          Representations and Warranties. The Guarantor represents and warrants that:
          (a) this Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and subject to the applicability of general principles of equity;
          (b) the execution, delivery and performance by the Guarantor of this Guaranty and all other documents contemplated hereby or thereby, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Guarantor pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to any Facility Document) to which the Guarantor is a party or is bound or by which its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor;
          (c) no consent, approval or authorization of, or registration declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Guarantor of this Guaranty;
          (d) there are no actions, suits, investigations or proceedings pending or threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the Guarantor that, if adversely determined, are likely to have a material adverse effect on the prospects or condition of the Guarantor; (ii) any material part of the assets or properties of the Guarantor or any part of the collateral (if any) under any Facility Document; or (iii) any of the transactions contemplated in this Guaranty. There are currently no material judgments entered against the Guarantor and the Guarantor is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the prospects or condition of the Guarantor;
          (e) in executing and delivering this Guaranty, the Guarantor has (i) without reliance on the Bank or any information received from the Bank and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Liabilities; (ii) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (iii) full and complete access to the Facility Documents and any other documents executed in connection with the Facility Documents; and (iv) not relied and will not rely upon any representations or warranties of the Bank not embodied herein or any acts heretofore or hereafter taken by the Bank (including but not limited to any review by the Bank of the affairs of the Borrower);
          (f) in the event that the Guarantor is a partnership, limited liability partnership, corporation or limited liability company, the Guarantor also represents and warrants (i) that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) that it has all requisite power and authority to execute, deliver and perform its obligations under this Guaranty, and (iii) that the execution, delivery and performance of this Guaranty is in furtherance of its organizational purposes, and has been presented to and approved by its partners, directors, shareholders or members, as applicable; and
          (g) in the event that the Guarantor is a trust, the Guarantor also represents and warrants that (i) it is a duly constituted and validly existing trust, (ii) the Guarantor has delivered to the Bank a true, complete and accurate copy of the agreement pursuant to which it has been organized and all amendments and modifications thereto, and (iii) the trustees of the Guarantor signing this Guaranty have the legal capacity and full power and authority to execute, deliver, and perform their obligations under, and to bind the Guarantor to perform its obligations under, this Guaranty, and to execute and deliver any and all documents and instruments in connection herewith.
          Remedies Generally. The rights, powers and remedies granted to the Bank in this Guaranty are cumulative and in addition to any rights, powers and remedies to which the Bank may be entitled either by operation of law or pursuant to any other document or instrument delivered or from time to time to be delivered to the Bank in connection with the Facilities.
          Setoff. The Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Guarantor at any of the Bank’s offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantor under this Guaranty which is not paid when due (regardless of whether such balances are then due to the Guarantor), in which case it shall promptly notify the Guarantor thereof; provided that the Bank’s failure to give such notice shall not affect the validity thereof.
          Formalities. The Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guaranty or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Guaranty.
          Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by the Bank, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Bank to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.
          Expenses. The Guarantor shall reimburse the Bank on demand for all costs, expenses and charges (including without limitation fees and charges of external legal counsel for the Bank and costs allocated by its internal legal department) incurred by the Bank in connection with the preparation, performance or enforcement of this Guaranty. The obligations of the Guarantor under this Section shall survive the termination of this Guaranty.
          Assignment. This Guaranty shall immediately be binding on, and shall inure to the benefit of the Guarantor, the Bank and their respective heirs, successors and assigns; provided that the Guarantor may not assign or transfer its rights or obligations under this Guaranty.
          Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.
          Governing Law, Jurisdiction, Etc. THIS GUARANTY SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK. THE GUARANTOR IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY, WHICH CURRENTLY MAINTAINS A NEW YORK CITY OFFICE SITUATED AT 1177 AVENUE OF THE AMERICAS, 17TH FLOOR, NEW YORK, NEW YORK 10036-2721, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY NOTICE OF ANY SUCH PROCESS OR SUMMONS TO THE GUARANTOR SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. SO LONG AS THE GUARANTOR HAS ANY OBLIGATION UNDER THE GUARANTY, IT WILL MAINTAIN A DULY APPOINTED AGENT IN NEW YORK CITY FOR THE SERVICE OF SUCH PROCESS OR SUMMONS. SERVICE OF PROCESS BY THE BANK IN CONNECTION WITH ANY SUCH DISPUTE SHALL ALSO BE BINDING ON THE GUARANTOR IF SENT TO THE GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY THE GUARANTOR FROM TIME TO TIME. THE GUARANTOR WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION. TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.
          Waiver of Jury Trial. THE GUARANTOR AND THE BANK EACH WAIVE ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN ADDITION, THE GUARANTOR WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE BASED UPON ANY STATUTE OF LIMITATIONS OR ANY CLAIM OF DELAY BY THE BANK AND ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.

          Integration; Effectiveness. This Guaranty alone sets forth the entire understanding of the Guarantor and the Bank relating to the guarantee of the Liabilities and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty shall become effective when it shall have been executed and delivered by the Guarantor to the Bank. Delivery of an executed signature page of this Guaranty by telecopy shall be effective as delivery of a manually executed signature page of this Guaranty.
          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.
Address for notices to the Bank:
JPMorgan Chase Bank, N.A.
345 Park Avenue
New York, New York 10154-1002
Attn:
Telecopier:
Telephone:

Name: Juan Carlos Torres Cisneros

Address for notices:

Telecopier:
Telephone:

Name: Eustaquio Tomas de Nicolas Gutierrez

Address for notices:

Telecopier:
Telephone:

Name: Jose Ignacio de Nicolas Gutierrez

Address for notices:

Telecopier:
Telephone:

Name: Gerado de Nicolas Gutierrez

Address for notices:

Telecopier:
Telephone:

Name: Julian de Nicolas Gutierrez

Address for notices:

Telecopier:
Telephone: